Exhibit 99.1
Consent of Leerink Swann & Co., Inc.
     We consent to the reference to MEDACorp, a division of our company, and to the use of information excerpted from a MEDACorp survey, as outlined in the attached document, in conjunction therewith in the registration statement on Form S-1 and the related prospectus of Sucampo Pharmaceuticals, Inc. (the “Registration Statement”). For the avoidance of doubt, neither MEDACorp nor Leerink Swann & Co., Inc. is acting as an “expert” in connection with any MEDACorp information contained in the Registration Statement.

Leerink Swann & Co., Inc.

By:	/s/ Kevin Devereaux
Name:	Kevin Devereaux
Title:	Director Compliance,
Leerink Swann & Co

Date:	5/31/06

Excerpted Information from MEDACorp Survey to be used in connection with the Registration
Statement of Sucampo Pharmaceuticals, Inc.
“According to a physician survey conducted by MEDACorp, an independent strategic consulting firm focusing on the healthcare sector and a division of Leerink Swann & Co., Inc., one of the managing underwriters for this offering, estimates that approximately 4.0 million Americans suffer from liver cirrhosis, with approximately 1.5 million of those individuals also diagnosed with portal hypertension.”

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